Exhibit 10.5
EMPLOYMENT AGREEMENT
     This Employment Agreement (this “Agreement”) is made as of June 28, 2007, between The Talbots, Inc., a Delaware corporation (together with its subsidiaries, the “Company”) and Trudy F. Sullivan (the “Executive”).
     WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company, on the terms and conditions provided below; and
     WHEREAS, this Agreement shall govern the employment relationship between Executive and the Company and supersedes all previous agreements and understandings with respect to such employment relationship, including without limitation the Term Sheet between the Company and the Executive dated June 28, 2007 (the “Term Sheet”).
     The parties agree as follows:
1. ENGAGEMENT.
     The Company agrees to employ the Executive, and the Executive accepts such employment, on the terms and conditions set forth in this Agreement, unless and until such employment shall have been terminated as provided in this Agreement.
2. TITLE AND DUTIES.
     During her employment by the Company, the Executive shall render her services as President and Chief Executive Officer of the Company, reporting only to the Board of Directors (“Board”), shall perform duties consistent with this position as the Board shall request, shall abide by Company policies in effect from time to time, and shall devote her full business time and best efforts to her duties hereunder and the business and affairs of the Company (except during vacation periods and periods of illness or other incapacity). The Executive may engage in such other pursuits, including, without limitation, personal legal and personal financial affairs, as shall not interfere with the proper performance of her duties and obligations hereunder, provided the Executive shall not serve on any other board of directors of a public or private “for profit” company without the prior consent of the Board. Executive will be based at the Company’s principal headquarters facility currently located in Hingham, Massachusetts, subject to customary travel and business requirements. The Board shall appoint the Executive to the Board at its August 6, 2007 meeting. While the Executive is employed as President and Chief Executive Officer under this Agreement, the Board shall nominate the Executive for re-election as a member of the Board at each annual stockholders meeting during the term, including any extension thereof. Executive shall serve on the Board without additional compensation.
3. TERM.
     (a) This Agreement shall commence as of August 6, 2007 and shall continue in effect up through and including the last day of the Company’s 2011 fiscal year (currently expected to be on or about January 28, 2012); provided that the term of this Agreement shall automatically be extended for additional successive one (1) year renewal terms unless at least six (6) months prior to the expiration of the then current term, the Company or the Executive shall have given written notice to the other party that this Agreement shall not be extended beyond the then current term.
     (b) It is acknowledged and agreed that if this Agreement is not renewed by the Company pursuant to Section 3(a) above, and not as a result of Executive’s death, Disability, Normal Retirement or Cause pursuant to Section 6(a), 6(b) or 6(c) below, such non-renewal by the Company will be deemed a termination without Cause pursuant to Section 6(d) or 6(e) below (as applicable). In the event that Executive’s employment with the Company ceases at the end of any term because Executive (and not the Company) has given a non-renewal notice set forth in Section 3(a) above, and not as a result of the occurrence of Normal Retirement or Good Reason pursuant to Section 6(b), 6(d) or 6(e) below, then such termination of employment shall be treated as a voluntary termination by Executive without Good Reason.
4. COMPENSATION.
     (a) Base Salary. Executive’s base salary as it may be increased from time to time (“Base Salary”) shall be paid in accordance with the Company’s normal payroll practices in effect from time to time. Executive’s Base Salary shall initially be $1,000,000 per annum. Base Salary may be increased during the term but may not be decreased, and the Board or the Compensation Committee of the Board (the “Compensation Committee”)

shall consider, on an annual basis, the nature, extent and advisability, if any, of an increase in the Executive’s Base Salary.
     (b) Annual Incentive Bonus. For each fiscal year of the Company that ends during the term, Executive will be eligible to participate in the Company’s annual incentive plan established and developed by the Compensation Committee, as it may then be in effect (the “AIP”). Executive’s target annual bonus opportunity (“Target Bonus”) will be 120% of Base Salary, which Target Bonus may be increased but not decreased from time to time in the Compensation Committee’s sole discretion. For fiscal 2007, Executive will be entitled to participate in the AIP, provided she will be entitled to a minimum guaranteed bonus of $1,000,000 payable on or about April 1, 2008 at the same time as other fiscal year 2007 AIP bonuses would customarily be paid to other senior Company officers, subject to Executive’s employment not having been terminated by the Company for Cause or by the Executive without Good Reason prior to the end of the Company’s 2007 fiscal year. Annual incentive payments for fiscal 2008 and thereafter will be based on achievement against goals established for the senior executive officer group including Executive by the Compensation Committee, in consultation with Executive.
     (c) Special Inducement Award. As a special hiring inducement award, in consideration for Executive’s entering into this Agreement and in recognition of the cash amount to which she would have been entitled under her employment agreement with her prior employer which the Executive is giving up by accepting employment with the Company, Executive shall be entitled to a one-time cash payment in the amount of $3,052,000, such payment to be made in a lump sum within 3 days after Executive’s employment commencement date, subject to Executive’s being in compliance with this Agreement as of such date and which shall be immediately vested in full and not subject to repayment based on termination of Executive’s employment by the Company whether with or without Cause or by the Executive whether with or without Good Reason or for death or Disability.
     (d) Executive Stock Based Incentive Plan; Special Inducement Grant.
          (i) General. The Executive shall be eligible to participate in and receive such equity incentive compensation as may be granted by the Compensation Committee from time to time pursuant to the Company’s

Executive Stock Based Incentive Plan as such plan may then be in effect and as it may be amended or superseded from time to time (the “Equity Plan”) and any other long-term incentive plan for senior Company executives that the Board or Compensation Committee may adopt in consultation with Executive. All awards to the Executive (including those under Sections 4(d)(ii) and 4(d)(iii) below, except as expressly set forth in this Agreement or as set forth in Exhibit A or Exhibit B to this Agreement) shall be subject to the terms of the Equity Plan. As an inducement to the Executive to accept employment hereunder, the Compensation Committee has approved the grant to Executive of the following awards under the Plan:
          (ii) Stock Option Award. Effective on August 7, 2007 (the “grant date”), the Company agrees to cause the Compensation Committee to award the Executive a nonqualified stock option under the Equity Plan to purchase 325,000 shares (the “Option”) of Common Stock of the Company, $0.01 par value per share (“Common Stock”), pursuant to and subject to the terms and conditions of a Nonqualified Stock Option Agreement (“Option Agreement”), in the form of Exhibit A, to be executed by the Company and the Executive, with an exercise price equal to the 4:00 p.m. closing price of the Company’s Common Stock on the New York Stock Exchange on the grant date. The Executive’s entitlement to exercise the Option shall vest in equal one-third annual increments beginning on the first anniversary of the grant date, and the Option shall in all events expire eight (8) years from the grant date. Upon a termination of Executive’s employment by the Company without Cause or due to death or Disability or upon a termination of employment by the Executive for Good Reason, or upon a Change-in-Control (as defined in Exhibit C), all then unvested Option shares shall vest in full (subject to the Company’s receipt from the Executive of a release of claims as described in Section 6(h) below), and upon a termination of Executive’s employment for Cause or a termination by Executive without Good Reason, any then unvested Option shares shall be forfeited. For purposes of determining the exercise period of the Option pursuant to paragraph 5(e) of the Equity Plan, upon a termination of employment by Executive for Good Reason, such termination shall be treated as a termination without Cause by the Company. The Option will include a tandem stock-settled stock appreciation right which shall be exercisable solely by the Company upon Company notice at the time of, and limited to the number of shares of Common Stock covered by, the

Executive’s exercise of the Option. The Option shall be exercisable in whole or in increments.
          (iii) Restricted Stock Award. Effective on August 7, 2007, the Company agrees to cause the Compensation Committee to award to the Executive a restricted stock award covering 350,000 shares of Common Stock pursuant to and subject to the terms and conditions of a restricted stock award agreement, in the form of Exhibit B, to be executed by the Company and the Executive. The restricted stock will vest in the following increments: 87,500 shares on March 15, 2008, 87,500 on March 15, 2009, and 175,000 on March 15, 2010. Upon a termination of Executive’s employment by the Company without Cause or due to death or Disability or upon a termination of employment by the Executive for Good Reason, or upon a Change-in-Control (as defined in Exhibit C), then all unvested restricted stock shall vest in full, the restricted period as to such shares shall automatically expire and the Company waives any repurchase option as to such shares (all subject to the Company’s receipt from the Executive of a release of claims as directed in Section 6(h) below), and upon a termination of Executive’s employment for Cause or termination by the Executive without Good Reason, any then unvested restricted stock shall be forfeited.
     (e) Contingent Make-Whole Award. The Company agrees to protect and make-whole Executive (by cash payment, or restricted stock in form equivalent to the initial inducement grant described in Section 4(d)(iii) above, or a combination, at the Company’s election), up to a maximum amount of $1.8 million, for any net value which would have been realized by Executive on Executive’s currently outstanding vested stock option award(s) and Executive’s currently outstanding vested (but not yet paid) performance restricted stock award(s) from her prior employer, if and to the extent that any such vested awards are caused to be forfeited by Executive by action of Executive’s prior employer. Any such net value (if applicable) will be determined as if any such forfeited awards were exercised or received on the earlier of the date of forfeiture or the Executive’s employment commencement date under this Agreement. Executive will keep the Company advised of the status and the manner in which all of Executive’s outstanding awards (i.e., all currently outstanding vested and unvested equity awards or any other vested and unvested incentive awards from her prior employer) are addressed by such employer and Executive will use her reasonable good faith efforts to realize such awards (including, at the Company’s request and expense, pursuing or permitting the Company to pursue any appropriate legal redress). The award agreements and all related documentation and information will be made available to the Company. Executive and the Chairman of the Compensation Committee agree to review in good faith all such “forfeited” and “realized” outstanding awards (including the awards for which the Company is making initial inducement grants under Section 4(d) of this Agreement) in determining and “truing up” the above net value.
     (f) Other. Future annual-cycle equity awards (which may include performance conditions) to be granted to Executive under the Equity Plan will be determined by the Compensation Committee in its discretion but will be on a basis at least as favorable to the Executive as the annual equity grants being made at the same time to the other senior executives of the Company (excluding for this purpose any special one-off grants for retention, promotion, hiring or other unique purposes).
5. BENEFITS.
     (a) Employer Benefit Plans. During the term, Executive will be eligible to participate, on terms which are generally available to the other senior executives of the Company and subject to the eligibility requirements of the applicable Company plans as in effect from time to time, in the Company’s, deferred compensation, medical, dental, vacation, and disability programs, and other benefits generally available to the Company’s senior executives from time to time. In addition, the Company will provide life insurance coverage to the Executive equal to two (2) times Executive’s initial Base Salary (the “agreed insurance coverage amount”), subject either to (i) the portability and transfer of Executive’s existing universal life insurance policy in effect at her prior employer (in which case the Company will pay premiums thereunder up to that policy’s existing $2.4 million insurance coverage amount) or (ii) Company-provided term life insurance up to the above agreed insurance coverage amount contingent on Executive’s insurability at customary rates.
     (b) Business Expenses. The Executive is authorized to incur and the Company shall either pay directly or reimburse the Executive for ordinary and reasonable expenses in connection with the performance of her duties hereunder, including, without limitation, expenses for (A) transportation, (B) business meals, (C) travel and lodging, and (D) similar items. The Executive agrees to comply with Company policies with respect to reimbursement and recordkeeping in connection with such expenses.
     (c) Retirement Benefits. Executive will be eligible to participate in the Company’s existing tax-qualified retirement plans and the Company’s defined contribution supplemental retirement plan (“defined contribution SERP”) and defined benefit supplemental retirement plan (“defined benefit SERP”), as they may be in effect from time to time. In the event the Company materially reduces or discontinues the Executive’s benefits under the defined benefit SERP, the Company shall provide Executive with substantially comparable benefit(s) in replacement for the reduced or discontinued benefits, as reasonably determined by the Compensation Committee with the assistance of its outside compensation consultant.
     (d) Perquisites. The Company will provide Executive with certain perquisites, including commuting and private carriage expenses, reimbursement of financial planning expenses and, while Executive maintains both of her New York City and Boston metropolitan area residences, a housing allowance. The aggregate amount of these perquisites shall not exceed $250,000 per fiscal year, pro-rated for partial fiscal years. Executive will also be eligible for (i) auto allowance or auto benefits (currently $50,000 over a two year period) pursuant to the terms of the Company’s executive automobile policy, (ii) annual physical exam, and (iii) relocation benefits under the Company’s executive relocation policy provided Executive relocates her permanent place of abode to the Boston metropolitan area within 24 months of her employment commencement date. It is acknowledged that Executive intends to and will establish a permanent place of abode in the Boston metropolitan area within 24 months of her employment commencement date. Executive will provide receipts for all perquisites in accordance with Company policies and internal control requirements. Perquisites will not be grossed up for taxes. Executive will also be entitled to a clothing discount under normal Company policy (currently 40%).
6. TERMINATION OF EMPLOYMENT.
     The employment of the Executive hereunder may be terminated by the Company at any time, subject to the Company providing the compensation and benefits in accordance with the terms of this Section 6, which shall constitute the Executive’s sole and exclusive remedy and legal recourse upon any such termination of employment (and the Executive hereby waives and releases any and all other claims against the Company and its parent entities, affiliates, officers, directors and employees in such event).
     (a) Termination Due To Death Or Disability. In the event of the Executive’s death, Executive’s employment shall automatically cease and terminate as of the date of death. If Executive becomes Disabled, the Company may terminate Executive’s employment upon thirty (30) days written notice to Executive. For purposes of this Agreement, the terms “Disabled” or “Disability” means Executive’s inability, because of physical or mental illness or injury, substantially to perform her duties hereunder as a result of physical incapacity for a continuous period of at least six (6) months, and any dispute as to the Executive’s incapacitation shall be resolved by an independent physician selected by the Board and reasonably acceptable to the Executive, whose determination shall be final and binding upon both the Executive and the Company. In the event of the termination of employment due to Executive’s death or Disability, Executive or her estate or legal representatives shall be entitled to receive:
          (i) payment for all accrued but unpaid Base Salary as of the date of Executive’s termination of employment;
          (ii) reimbursement for expenses incurred by the Executive pursuant to Sections 5(b) and 5(d) hereof up to and including the date on which employment is terminated;
          (iii) any earned benefits to which the Executive may be entitled as of the date of termination pursuant to the terms of any compensation or benefit plans to the extent permitted by such plans (with the payments described in subsections (i) through (iii) above collectively called the “Accrued Payments”);
          (iv) any annual incentive bonuses earned but not yet paid for any completed full fiscal year immediately preceding the employment termination date;
          (v) if employment termination occurs prior to the end of any fiscal year, a pro rata annual incentive bonus for such fiscal year in which employment termination occurs (based on actual business days in such fiscal year prior to such employment termination, divided by the total annual business days) determined and paid based on actual performance achieved for that fiscal year against the performance goals for that fiscal year; and
          (vi) vesting of Executive’s then accrued benefits under the defined benefit SERP, to the extent not then vested.
     (b) Termination on or following Normal Retirement Date. The employment of the Executive hereunder may be terminated by the Company or by the Executive on or after the Executive’s normal retirement date, which is age 65. In the event of termination of employment under this Section 6(b), Executive shall be entitled to receive:
          (i) the Accrued Payments;
          (ii) any annual incentive bonuses earned but not yet paid for any completed full fiscal year immediately preceding the employment termination date; and
          (iii) if employment termination occurs prior to the end of any fiscal year, a pro rata annual incentive bonus for such fiscal year in which employment termination occurs (based on actual business days in such fiscal year prior to such employment termination, divided by the total annual business days) determined and paid based on actual performance achieved for that fiscal year against the performance goals for that fiscal year.
     (c) Termination For Cause. The Company may, by providing written notice to Executive, terminate Executive’s employment for Cause. The term “Cause” for purpose of this Agreement shall mean:
          (i) Executive’s conviction of, or entrance of a plea of guilty or nolo contendere to, a felony under federal law or state law; or
          (ii) fraudulent conduct by Executive in connection with the business affairs of the Company; or
          (iii) theft, embezzlement, or other criminal misappropriation of funds by Executive (other than good faith expense account disputes or de minimis amounts); or
          (iv) Executive’s willful refusal to materially perform her executive duties hereunder; or

          (v) Executive’s willful misconduct, which has, or would have if generally known, a materially adverse effect on the business or reputation of the Company; or
          (vi) Executive’s material breach of a covenant, representation, warranty or obligation of Executive under this Agreement.
     For purposes of this Section 6(c), an act or failure to act shall be considered “willful” only if done or omitted to be done without a good faith reasonable belief that such act or failure to act was in the best interests of the Company.
     Any determination of Cause by the Company will be made by a resolution approved by a majority of the members of the Board, provided that no such determination may be made until Executive has been given written notice detailing the specific event constituting such Cause and a period of thirty (30) days following receipt of such notice to cure such event (if susceptible to cure), and, if such event is not curable or is not cured, an opportunity to appear before the Board (with legal counsel if so requested in writing by Executive) to discuss the specific circumstances alleged to give rise to the Cause event. Subject to Executive’s right to cure and/or appear before the Board, if Executive’s employment is terminated for Cause, the termination shall take effect on the effective date of such termination as specified in the written notice of such termination delivered to Executive.
     In the event of the termination of Executive’s employment hereunder by the Company for Cause, then Executive shall be entitled to receive payment of the Accrued Payments.
     If the Company attempts to terminate Executive’s employment pursuant to this Section 6(c) and it is ultimately determined that the Company lacked Cause, the provisions of Section 6(d) or Section 6(e) (as applicable) shall apply and Executive shall be entitled to receive the payments set forth under Section 6(d) or Section 6(e) (as applicable).
     (d) Termination without Cause or for Good Reason. The Company may terminate Executive’s employment hereunder without Cause at any time, by providing Executive 30 days’ prior written notice of such termination. Such notice shall specify the effective date of the termination of Executive’s employment. The Executive may terminate her employment for Good Reason by providing 30 days’ prior written notice to the Company. In the event of the termination of Executive’s employment under this Section 6(d) without Cause or by the Executive for Good Reason, in each case prior to or more than 24 months following a Change-in-Control (as defined in Exhibit C), then Executive shall be entitled to:
          (i) payment of the Accrued Payments;
          (ii) a separation allowance, payable in equal installments in accordance with normal payroll practices over a 24 month period beginning immediately following the date of termination, equal to two (2) times the sum of (x) Executive’s then Base Salary and (y) the Executive’s then Target Bonus;
          (iii) any annual incentive bonuses earned but not yet paid for any completed full fiscal year immediately preceding the employment termination date;
          (iv) if employment termination occurs prior to the end of any fiscal year, a pro rata annual incentive bonus for such fiscal year in which employment termination occurs (based on actual business days in such fiscal year prior to such employment termination, divided by total the annual business days) determined and paid based on actual performance achieved for such fiscal year against the performance goals for that fiscal year;
          (v) under the defined benefit SERP, Executive will be credited with additional “Years of Service” service credit, solely for vesting and benefit accrual purposes under that plan (using normal salary and normal bonus in accordance with the existing plan), equal to the 24 month severance period and the Executive’s accrued benefit under the defined benefit SERP will be vested (and the Company agrees to cause plan changes to be made to give effect to this);
          (vi) if either a termination without Cause (including, without limitation, a failure by the Company to renew the initial term of this Agreement under circumstances which, pursuant to Section 3(b) above, constitute a termination without Cause) or a termination for Good Reason, occurs in the initial term of this Agreement (that is, on or before the end of the Company’s 2011 fiscal year) then (A) all of Executive’s then unvested outstanding stock options and stock appreciation rights will automatically vest in full and (B) all of Executive’s then unvested restricted stock or restricted stock units will continue to vest to the extent any such equity award would have vested in accordance with its terms in the 24 month period immediately following such termination date, conditioned in each of (A) and (B), on the Company receiving from Executive the release of claims referred to in Section 6(h) below (provided that the equity award acceleration rights provided for in this Section 6(d)(vi) are in addition to and not in limitation of the equity acceleration rights of Executive set forth in Section 4(d)(ii) and (iii) above applicable to the initial inducement equity grants referred to in those subsections); and
          (vii) the Company shall arrange for the Executive to continue to participate (through COBRA or otherwise), on substantially the same terms and conditions as in effect for the Executive (including any required contribution) immediately prior to such termination, in the medical, dental, disability and life insurance programs provided to the Executive pursuant to Section 5(a) hereof until the earlier of (i) the end of the 24 month period beginning on the effective date of the termination of Executive’s employment hereunder, or (ii) such time as the Executive is eligible to be covered by comparable benefit(s) of a subsequent employer (determined on a benefit-by-benefit and coverage-by-coverage basis). The foregoing of this Section 6(d)(vii) is referred to as “Benefits Continuation”. The Executive agrees to notify the Company promptly if and when she begins employment with another employer and if and when she becomes eligible to participate in any benefit or other welfare plans, programs or arrangements of another employer.
     For purposes of this Agreement, the term “Good Reason” means, without Executive’s written consent:
          (i) a reduction by the Company in Executive’s Base Salary or Target Bonus as in effect from time to time, or a breach of the Company’s obligations under Section 5(d) above; or
          (ii) the Board materially reduces (including as a result of any co-sharing of responsibilities arrangement), other than during any period of illness or incapacity, Executive’s authority, responsibilities, or duties such that Executive no longer has the title of, or serves or functions as, chief executive officer of the Company (provided that it is understood that a Change-in-Control or going private event will not constitute Good Reason); or

          (iii) the Company fails to maintain an annual and long-term incentive program for senior executives in which Executive participates; or
          (iv) the Company fails to maintain for the Executive the defined benefit SERP, unless replaced for the Executive with a substantially comparable benefit(s) as reasonably determined by the Compensation Committee with the assistance of its outside compensation consultant; or
          (v) failure of the Board to nominate Executive for election to the Board of Directors at an annual meeting of shareholders or failure of the Executive to have been elected by the shareholders to the Board at any time (in each case other than solely due to any future stock exchange or other legal requirement prohibiting management directors); or
          (vi) the Company requiring Executive to be based at a location in excess of thirty-five (35) miles from the location of the Company’s principal executive office as of the effective date of this Agreement, except for required travel on Company business; or
          (vii) the Company fails to obtain the written assumption of its obligations under this Agreement by a successor not later than the consummation of a merger, consolidation or sale of the Company; or
          (viii) a material breach by the Company of its obligations under this Agreement, which, in each of subsections (i) through (viii) above, is not remedied by the Company within 30 days of receipt of written notice of such event or breach delivered by Executive to the Company; provided, that the Executive may only exercise her right to terminate this Agreement for Good Reason within the 120 day period immediately following the occurrence of any of the events described in subsections (i) through (viii) above.
     (e) Termination of Employment without Cause or for Good Reason following a Change-in-Control. If the Company terminates Executive’s employment without Cause upon 30 days’ prior written notice or Executive terminates her employment for Good Reason by providing 30 days’ prior written notice to the Company, in each case within 24 months following a Change-in-Control (as defined in Exhibit C), the Company will provide to Executive:

          (i) payment of the Accrued Payments;
          (ii) a lump sum separation allowance equal to two (2) times the sum of (x) Executive’s then Base Salary and (y) Executive’s then Target Bonus;
          (iii) any annual incentive bonuses earned but not yet paid for any completed full fiscal year immediately preceding the employment termination date;
          (iv) if employment termination occurs prior to the end of any fiscal year, a pro rata annual incentive bonus for such fiscal year in which employment termination occurs (based on actual business days in such fiscal year prior to such employment termination, divided by the total annual business days) determined and paid based on actual performance achieved for such fiscal year against the performance goals for that fiscal year;
          (v) under the defined benefit SERP, Executive will be credited with additional “Years of Service” service credit, solely for vesting and benefit accrual purposes under that plan (using normal salary and normal bonus in accordance with the existing plan), equal to 24 months and the Executive’s accrued benefit under the defined benefit SERP will be vested (and the Company agrees to cause plan changes to be made to give effect to this);
          (vi) Benefit Continuation until the earlier of 24 months after termination of employment or such time as Executive is eligible to be covered by comparable benefit(s) of a subsequent employer (determined on a benefit-by-benefit and coverage-by-coverage basis). The Executive agrees to notify the Company promptly if and when she begins employment with another employer and if and when she becomes eligible to participate in any benefit or other welfare plans, programs or arrangements of another employer.
          Upon the occurrence of a Change-in-Control, all of Executive’s then outstanding stock options, stock appreciation rights, restricted stock and restricted stock unit awards (including the equity awards referred to in Section 4(d)(ii) and (iii) above) will vest in full.
          (f) Voluntary Termination by the Executive without Good Reason. In the event Executive terminates her employment without Good

Reason, she shall provide 90 days’ prior written notice of such termination to the Company. Upon such voluntary termination, the Executive will be entitled to the Accrued Payments. Without limiting all other rights and remedies of the Company under this Agreement (including, without limitation, Sections 11, 12 and 16(j)) or otherwise, a termination of employment by the Executive without Good Reason will not constitute a breach by the Executive of this Agreement.
     (g) Resignation from all Boards. Upon any termination or cessation of Executive’s employment with the Company, for any reason, Executive agrees immediately to resign, and any notice of termination or actual termination or cessation of employment shall act automatically to effect such resignation, from any position on the Board and on any board of directors of any subsidiary or affiliate of the Company.
     (h) Release of Claims as Condition. The Company’s obligation to pay the separation allowance and provide all other benefits and rights (including equity vesting) referred to in this Section 6 and in Section 4(d)(i) and (ii) above shall be conditioned upon the Executive having delivered to the Company an executed full and unconditional release (that is not subject to revocation) of claims against the Company, its parent entities, affiliates, employee benefit plans and fiduciaries, officers, employees, directors, agents and representatives satisfactory in form and content to the Company’s counsel.
     (i) No Mitigation. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by Executive as a result of subsequent employment.
7. INDEMNIFICATION.
     (a) The Company shall indemnify, defend and hold the Executive harmless, to the maximum extent permitted by law, against all judgments, fines, amounts paid in settlement and all reasonable expenses, including attorneys’ fees incurred by the Executive, in connection with the defense of, or as a result of, any action or proceeding (or any appeal from any action or proceeding) in which the Executive is made or is threatened to be made a party by reason of the fact that the Executive is or was an officer or director of the Company, regardless of whether such action or proceeding is one brought by or in the right of the Company. Each of the parties hereto shall give prompt notice to the other of any action or proceeding from which the Company is obligated to indemnify, defend and hold harmless the Executive of which it or she (as the case may be) gains knowledge.
     (b) The Company agrees that the Executive shall be covered and insured up to the full limits provided by all directors’ and officers’ insurance which the Company then maintains to indemnify its directors and officers (and to indemnify the Company for any obligations which it incurs as a result of its undertaking to indemnify its officers and directors), subject to applicable deductibles and to the terms and conditions of such policies.
8. ARBITRATION; MEDIATION; SPECIFIC PERFORMANCE.
     Any dispute, controversy or claim between the parties hereto arising out of or relating to this Agreement either during or after the term hereof, shall be settled by arbitration conducted in the Commonwealth of Massachusetts, in accordance with the Commercial Rules of the American Arbitration Association then in force, provided, however, the Executive acknowledges that in the event of a violation of Sections 11 or 12 of this Agreement, the Company would suffer irreparable damages and the Company shall be entitled to obtain from a state or federal court in the Commonwealth of Massachusetts, temporary, preliminary or permanent injunctive relief (without the necessity of posting any bond or other security), which rights shall be in addition to any other rights or remedies to which it may be entitled. Moreover, nothing in this provision prevents the Executive from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency relating to discrimination or bias (except that the Executive acknowledges that he/she may not recover any monetary benefits in connection with any such proceeding). The decision of the arbitrator or arbitrators conducting any such arbitration proceedings shall be in writing, shall set forth the basis therefor and such arbitrator’s or arbitrators’ decision or award shall be final and binding upon the parties hereto. The parties hereto shall abide by all awards rendered in such arbitration proceedings, and all such awards may be enforced and executed upon in any court having jurisdiction over the party against whom or which enforcement of such award is sought. Notwithstanding the foregoing of this Section 8, each of the parties agrees that, prior to submitting a dispute under this Agreement to arbitration, the parties agree to submit, for a period of sixty (60) days, to voluntary mediation before a jointly selected neutral third party mediator under the auspices of JAMS, Boston, Massachusetts, Resolutions Center (or any successor location), pursuant to the procedures of JAMS International Mediation Rules conducted in the Commonwealth of Massachusetts (however, such mediation or obligation to mediate shall not suspend or otherwise delay any termination or other action of the Company or affect the Company’s other rights).
9. ENFORCEABILITY.
     It is the intention of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of each state and jurisdiction in which such enforcement is sought, but that the unenforceability (or the modification to conform with such laws or public policies) of any provisions hereof, shall not render unenforceable or impair the remainder of this Agreement. Accordingly, if any provision of this Agreement shall be determined to be invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provisions and to alter the balance of this Agreement in order to render the same valid and enforceable to the fullest extent permissible.
10. ASSIGNMENT.
     This Agreement is personal in nature to the Company and the rights and obligations of the Executive under this Agreement shall not be assigned or transferred by the Executive. This Agreement and all of the provisions hereof shall be binding upon, and inure to the benefit of, the parties hereto and their successors (including successors by merger, consolidation, sale or similar transaction, permitted assigns, executors, administrators, personal representatives, heirs and distributees).
11. NON-DISCLOSURE; NON-SOLICITATION; COOPERATION.
     (a) The Executive shall not, at any time during or following the period of employment, disclose, use, transfer or sell, except in the course of such employment, any confidential information or proprietary data of the Company or its affiliates so long as such information or data remains confidential and has not been disclosed or is not otherwise in the public domain, except as required by law or pursuant to legal process or in connection with an administrative proceeding before a governmental agency. The Company and the Executive agree that the Executive’s obligations under this Section 11(a) shall not apply if (1) any disclosure by the Executive is made with the express written permission of the Company or (2) if the Executive can show by legal evidence that she had knowledge of the confidential information, or it was in her possession, prior to her employment with the Company, or that it was lawfully received by the Executive from a third party who is not or was not bound, at the time the information was conveyed to Executive, by any confidential relationship or obligation to the Company.
     (b) The Executive agrees that, for a period of eighteen (18) months after the termination or cessation of the Executive’s employment with the Company for any reason, the Executive will not:
          (i) directly or indirectly solicit, attempt to hire, or hire any employee of the Company (or any person who may have been employed by the Company during the last year of the Executive’s employment with the Company), or assist in such hiring by any other person or business entity or encourage, induce or attempt to induce any such employee to terminate his or her employment with the Company; or
          (ii) take action intended to encourage any vendor or supplier of the Company to cease to do business with the Company or materially reduce the amount of business the vendor or supplier does with the Company; or
          (iii) materially disparage the Company.
     (c) Executive agrees to cooperate with the Company, during the term of this Agreement and at any time thereafter (including following Executive’s termination of employment for any reason), by making herself reasonably available to testify on behalf of the Company in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, as requested; provided, however that it does not materially interfere with her then current professional activities. The Company agrees to reimburse Executive for all reasonable expenses actually incurred in connection with her provision of testimony or assistance.

12. NON-COMPETITION AGREEMENT.
     The Executive agrees that throughout the term of her employment, and for a period of eighteen (18) months after termination or cessation of employment for any reason, she will not engage in, participate in, carry on, own, or manage, directly or indirectly, either for herself or as a partner, stockholder, investor, officer, director, employee, agent, independent contractor, representative or consultant of any person, partnership, corporation or other enterprise, in any “Competitive Business” in any jurisdiction in which the Company actively conducts business. For purposes of this Section 12, “Competitive Business” means:
     (a) a women’s retail and/or catalog apparel business; or
     (b) a children’s or men’s retail and/or catalog apparel business, provided the Company’s then maintains a children’s or men’s (as applicable) retail and/or catalog apparel business; or
     (c) any other retail or catalog business that competes with any significant business of the Company then conducted or actively being developed by the Company; for this purpose, “significant business of the Company” means a business, product line or product category which generates or is reasonably expected to generate $100 million or more in annual sales.
     As of the date of this Agreement, a Competitive Business under subsection 12(a) above would include, by way of illustration and not by way of limitation, such companies as Ann Taylor, The Gap, Chico’s FAS, White House/Blackmarket, J. Crew, Liz Claiborne, Limited Brands, Coldwater Creek, Polo Ralph Lauren, and Coach, Inc. The foregoing list is non-exhaustive and will likely change and expand over time.
     The Executive’s engaging in the following activities will not be deemed to be engaging or participating in a Competitive Business: (i) investment banking; (ii) passive ownership of less than 2% of any class of securities of a company; and (iii) engaging or participating solely in a noncompetitive business of an entity which also separately operates a business which is a “Competitive Business”.
     The Executive acknowledges, with the advice of legal counsel, that she understands the foregoing provisions of this Section 12 and that these provisions are fair, reasonable, and necessary for the protection of the Company’s business.
13. TAXES.
     (a) All payments to be made to and on behalf of the Executive under this Agreement will be subject to required withholding of federal, state and local income, employment and excise taxes, and to related reporting requirements.
     (b) Gross-Up Payment. (i) In the event that any payment or benefit received or to be received by the Executive in connection with a Change-in-Control or the termination of the Executive’s employment, whether such payments or benefits are received pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, with any other person whose actions result in a Change-in-Control or with any person affiliated with the Company or such other person (all such payments and benefits being hereinafter called “Total Payments”), would be subject (in whole or part), to the tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Company shall pay to the Executive such additional amounts (the “Gross-Up Payment”) as may be necessary to place the Executive in the same after-tax position (taking into account the fact that the Gross-Up Payment itself is or may be subject to federal, state and local income, employment and excise taxes) as if no portion of the Total Payments had been subject to the Excise Tax. The amount of the Gross-Up Payment shall be calculated at the Company’s expense using the highest marginal tax rates, and shall be calculated by a “Big Four” accounting firm or nationally-recognized benefits consulting firm selected by the Company and reasonably acceptable to the Executive. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income, employment and excise tax imposed on the Gross-Up Payment being repaid by the Executive, to the extent that such repayment results in a reduction in Excise Tax and/or a federal, state and local income, employment and excise tax deduction). In the event that the Excise Tax is determined to exceed the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) at the time that the amount of such excess is finally determined. The Executive (who shall immediately notify the Company of the commencement of any audit, administrative or judicial proceedings) and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments. The Executive will allow and hereby authorizes the Company to control any such audit, administrative or judicial proceedings on the Executive’s behalf.
          (ii) Notwithstanding any provision of this Agreement to the contrary, if but for this sentence, the Company would be obligated to make “parachute payments” to the Executive, whether under this Agreement, the terms of any stock-based compensation award or any other agreement, contract or arrangement, but the aggregate “present value” of all such parachute payments does not exceed the lesser of (i) (x) 1.10 multiplied by (y) three (3) times the Executive’s “base amount” or (ii) $350,000 plus three (3) times the Executive’s “base amount,” then the payments and benefits to be paid or provided under this Agreement will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of the total payments or benefits due to the Executive on account of a Change-in-Control of the Company, determined after the reduction under this Agreement, constitutes an “excess parachute payment.” For purposes of this Section 13(b)(ii), the terms “Change-in-Control,” “excess parachute payment,” “present value,” “parachute payment,” and “base amount” have the meanings assigned to them by Section 280G of the Code. The determination of whether any reduction in such payments or benefits to be provided under this Agreement is required pursuant to the preceding sentence will be made, if requested by the Executive or the Company, at the expense of the Company by a “Big Four” accounting firm or nationally-recognized benefits consulting firm selected by the Company and reasonably acceptable to the Executive. The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 13(b)(ii) will not of itself limit or otherwise affect any other rights of the Executive other than pursuant to this Agreement. In the event that any payment or benefit intended to be provided under this Agreement or otherwise is required to be reduced pursuant to this Section

13(b)(ii), the Executive will be entitled to designate the payments and/or benefits to be so reduced (whether under this Agreement or otherwise) in order to give effect to this Section 13(b)(ii). The Company will provide the Executive with all information reasonably requested by the Executive to permit the Executive to make such designation. In the event that the Executive fails to make such designation within ten (10) business days of the date of request by the Company, the Company may effect such reduction in any manner it deems appropriate. If, despite a reduction in payments and/or benefits in accordance with this Section 13(b)(ii), the Executive is required to pay an Excise Tax, the Executive shall be paid a Gross-Up Payment in accordance with Section 13(b)(i), but shall not be entitled to any additional amounts relating to such reduction in payments and/or benefits, notwithstanding the failure of the reduction to achieve the goal of avoiding an Excise Tax liability.
     (c) Notwithstanding anything in this Agreement to the contrary, it is the intention of the parties that this Agreement comply with Section 409A of the Code and any regulations and other guidance issued thereunder, and this Agreement and the payment of any benefits hereunder shall be operated and administered accordingly. Specifically, but not by limitation, the Executive agrees that if, at the time of termination of employment, the Company is considered to be publicly traded and she is considered to be a specified employee, as defined in Section 409A (and as determined as of December 31 preceding her termination of employment, unless her termination of employment occurs prior to April 30, in which case the determination shall be made as of the second preceding December 31), then some or all of such payments to be made hereunder as a result of her termination of employment shall be deferred for no more than six (6) months following such termination of employment, if and to the extent the delay in such payment is necessary in order to comply with the requirements of Section 409A of the Code. Upon expiration of such six (6) month period (or, if earlier, her death), any payments so withheld hereunder from the Executive hereunder shall be distributed to the Executive, with a payment of interest thereon credited at a rate of prime plus 1% (with such prime rate to be determined as of the actual payment date).

14. SURVIVAL.
     Anything in Section 6 hereof to the contrary notwithstanding, the provisions of Section 7 through 16 shall survive the expiration or termination of this Agreement, regardless of the reasons therefor.
15. NO CONFLICT; REPRESENTATIONS AND WARRANTIES.
     The Executive represents and warrants that (i) the information (written and oral) provided by the Executive to the Company in connection with obtaining employment with the Company or in connection with the Executive’s former employments, work history, circumstances of leaving former employments, and educational background, is true and complete, (ii) she has the legal capacity to execute and perform this Agreement, (iii) this Agreement is a valid and binding obligation of the Executive enforceable against her in accordance with its terms, (iv) the Executive’s execution, delivery or performance of this Agreement will not conflict with or result in a breach of any agreement, understanding, order, judgment or other obligation to which the Executive is a party or by which she may be bound, written or oral, and (v) the Executive is not subject to or bound by any covenant against competition, non-disclosure or confidentiality obligation, or any other agreement, order, judgment or other obligation, written or oral, which would conflict with, restrict or limit the performance of the services to be provided by her hereunder. The Executive agrees not to use, or disclose to anyone within the Company, at any time during her employment hereunder, any trade secrets or any confidential information of any other employer or other third party. Executive has provided to the Company a true copy of any non-competition obligation or agreement to which she may be subject.
16. MISCELLANEOUS.
     (a) Notices. All notices hereunder shall be given in writing, by personal delivery, nationally-recognized overnight courier (such as UPS or Federal Express), or prepaid registered or certified mail, return receipt requested, to the addresses of the proper parties as set forth below:
TO THE EXECUTIVE:
Trudy F. Sullivan
[Home Address]

Copy to:
Thomas A. Hickey, Esq.
Eaton & Van Winkle LLP
3 Park Avenue, 16th Floor
New York, NY 10016
TO THE COMPANY:
The Talbots, Inc.
One Talbots Drive
Hingham, MA 02043
Attn: Senior Vice President, Human Resources
Copy to:
The Talbots, Inc.
211 South Ridge Street
Rye Brook, NY 10573
Attn: General Counsel
     Any notice given as set forth above will be deemed given on the business day sent when delivered by hand during normal business hours, on the business day after the business day sent if delivered by a nationally-recognized overnight courier, or on the third business day after the business day sent if delivered by registered or certified mail, return receipt requested.
     (b) Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts applicable to contracts made and to be wholly performed in that state without regard to its conflicts of laws provisions or principles.
     (c) Jurisdiction. Subject to Section 8 above, (i) in any suit, action or proceeding seeking to enforce any provision of this Agreement or for purposes of resolving any dispute arising out of or related to this Agreement (including Sections 11 and 12 or the transactions contemplated by this Agreement, the Company and the Executive each hereby irrevocably consents to the exclusive jurisdiction of any federal court located in the Commonwealth of Massachusetts or any of the state courts of the Commonwealth of Massachusetts; (ii) the Company and the Executive each hereby waives, to the fullest extent permitted by applicable law, any objection which it or she may now or hereafter have to the laying of venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum; (iii) process in any such suit, action or proceeding may be served on either party anywhere in the world, whether within or without the jurisdiction of such court, and, without limiting the foregoing, each of the Company and the Executive irrevocably agrees that service of process on such party, in the same manner as provided for notices in Section 16(a) above, shall be deemed effective service of process on such party in any such suit, action or proceeding; (iv) WAIVER OF JURY TRIAL: EACH OF THE COMPANY AND THE EXECUTIVE HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDINGS ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT; and (v) Limitation on Damages: the parties agree that there will be no punitive damages payable as a result of or in connection with any claim, matter or breach under or related to this Agreement or the transactions contemplated by this Agreement, and each of the parties agrees not to request punitive damages.
     (d) Headings. The Section headings contained in this Agreement are for convenience of reference only and are not intended to determine, limit or describe the scope or intent of any provision of this Agreement.
     (e) Number and Gender. Whenever in this Agreement the singular is used, it shall include the plural if the context so requires, and whenever the feminine gender is used in this Agreement, it shall be construed as if the masculine, feminine or neuter gender, respectively, has been used where the context so dictates, with the rest of the sentence being construed as if the grammatical and terminological changes thereby rendered necessary have been made.
     (f) Entire Agreement. This Agreement contains the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes any prior or contemporaneous understandings and agreements, written or oral, between and among them respecting such subject matter, including, without limitation, the Term Sheet.
     (g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but both of which taken together shall constitute one instrument.
     (h) Amendments. This Agreement may not be amended except by a writing executed by each of the parties to this Agreement.
     (i) Expenses. All reasonable legal and advisor fees and expenses incurred by the Executive in negotiating and entering into the Term Sheet and this Agreement, up to $40,000, will be paid by the Company. All such fees and expenses will be paid by the Company within 30 days after the Company’s receipt of the invoices therefor.
     (j) Other Remedies; Clawback. In the event that the Executive violates any of the covenants set forth in Sections 11(b)(i) and 12 of this Agreement, then, in addition to all other rights and remedies of the Company at law or in equity or under this Agreement or under any equity award agreement, the following shall also apply:
          (i) in the event of a violation of Section 11(b)(i) or Section 12, the Executive shall be required to pay to the Company, within 30 days following written notice to the Executive, the following amount:
               (a) an amount equal to the gross gain realized by the Executive, in the one year period prior to or at any time following any breach of Section 11(b)(i) or Section 12 of this Agreement, from the vesting of any restricted stock, performance accelerated restricted stock or other equity awards (other than stock options or stock appreciation rights) granted by the Company to the Executive (the “Vested Shares”) (for purposes of this Subsection (j)(i)(a), “gross gain realized” means the market value of the Vested Shares on the date of the vesting of such award(s), in the period set forth immediately above in this subsection (a), less any purchase price paid by the Executive to the Company for such Vested Shares); and
               (b) if the Executive, within the one year period before or at any time following the breach of Section 11(b)(i) or Section 12 of this Agreement, has exercised any stock options or stock appreciation rights granted to the Executive by the Company, an amount equal to the gross gain realized by the Executive (or any transferee of the Executive) resulting from the exercise of such award (for purposes of this subsection (j)(i)(b), “gross gain realized” means the market value of the underlying stock on the date of exercise less the exercise or grant price of such award);
          (ii) in the event of a violation of Section 11(b)(i) or Section 12, all outstanding stock options, and all unvested restricted stock, performance accelerated restricted stock and other outstanding equity awards granted to the Executive by the Company, shall immediately and automatically terminate and be forfeited;
          (iii) notwithstanding the foregoing, the provisions of subsections (i) and (ii) of this Section 16(j) shall not apply to the initial inducement equity grants made to the Executive as referred to in Section 4(d)(ii) and (iii) of this Agreement; and
          (iv) in the event of a violation of Section 11(b)(i) or Section 12, the Company may immediately terminate all further payments and benefits provided to the Executive under, and recover from the Executive all payments and benefits previously made to the Executive under, Sections 6(d) or 6(e) above.
     (k) No Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

TRUDY F. SULLIVAN		THE TALBOTS, INC.

/s/ Trudy F. Sullivan		By:	/s/ Gary M. Pfeiffer

		Name:	Gary M. Pfeiffer
Date:	August 2, 2007	Title:	Chairman, Compensation Committee of The Talbots, Inc. Board of Directors

		Date:	August 6, 2007

EXHIBIT A
THE TALBOTS, INC.
2003 EXECUTIVE STOCK BASED INCENTIVE PLAN
NONQUALIFIED STOCK OPTION AGREEMENT
August 7, 2007

To:	Trudy F. Sullivan
President and Chief Executive Officer
     We are pleased to notify you that by the determination of the Compensation Committee (the “Committee”) of the Board of Directors of The Talbots, Inc. (together with its subsidiaries, the “Company”) a nonqualified stock option to purchase 325,000 shares of Common Stock of the Company, $0.01 par value (“Common Shares”), at a price of $___ per share, has been granted to you, effective August 7, 2007, under the 2003 Executive Stock Based Incentive Plan, as amended and restated (the “Plan”). This nonqualified stock option (the “Option”) may be exercised only upon the terms and conditions set forth below.
1.	Purpose of Option.
     The purpose of the Plan under which this Option has been granted is to advance the interests of the Company and its shareholders by providing incentives to certain key employees of the Company and its Affiliates.
2.	Acceptance of Option Agreement.
     Your execution of this nonqualified stock option agreement (the “Agreement”) will indicate your acceptance of and your willingness to be bound by all of its terms. It imposes no obligation upon you to purchase any shares unless you choose to exercise the Option in the manner set forth in paragraph 5.

3.	When Option May Be Exercised.
     Your entitlement to exercise this Option shall vest as follows:
          (i) 33-1/3% of the total shares covered by the Option (subject to rounding down to a whole share) shall vest on a date one (1) year following the effective date of the grant;
          (ii) 33-1/3% of the total shares covered by the Option (subject to rounding down to a whole share) on a date two (2) years following the effective date of the grant;
          (iii) 33-1/3% of the total shares covered by the Option on a date three (3) years following the effective date of the grant.
     This Option may not be exercised for less than ten (10) shares at any one time (or the remaining shares then purchasable, if less than ten) and expires at the end of eight (8) years from the date of grant, whether or not it has been exercised, unless sooner terminated as provided in paragraphs 6, 7, 8, 9 and 10 below.
4.	Tandem Stock-Settled Stock Appreciation Right in Favor of Company.
          (i) Each Option includes a stock-settled stock appreciation right (“SAR”) relating to one Common Share, exercisable solely by the Company in its discretion, with an exercise price per share equal to the per share exercise price of the Option. The SAR may only be exercised by the Company if, concurrently with the Executive’s notice of exercise of the Option, the Company causes its SAR to be exercised in its discretion by providing notice of such exercise to you. An SAR may be exercised for all or part of any Common Shares which are covered by each Option exercise by you.
          The SAR, if so exercised by the Company concurrently with your exercise of the Option, represents the obligation of the Company to deliver to you a whole number of shares at the time you exercise the Option, equal in value (based on Fair Market Value on the exercise date) to the excess, if any, of the Fair Market Value per share of the aggregate number of Common Shares covered by your Option exercise over the exercise price per share of the Common Shares covered by your Option exercise. Fractional shares will not be delivered and the number of shares to be delivered upon any such exercise of the SAR shall be rounded down to the nearest whole share and cash shall be paid to you for any fractional share.
          “Fair Market Value” means the closing price of the Common Shares on the Option exercise date on the New York Stock Exchange or, if not so listed, on the then principal stock exchange on which the Common Shares are then listed.
          (ii) The Company shall have no right to exercise an SAR hereunder except contemporaneously with, and for up to the same number of shares covered by, your exercise of this Option. An SAR with respect to a share shall vest, become exercisable, and terminate at the same times and under the same terms as the Option. The exercise of an Option with respect to any share shall (unless and to the extent the SAR is then exercised by the Company for shares covered by the Option exercise) cause the related SAR to automatically terminate. The exercise by the Company of an SAR for Common Shares hereunder shall automatically terminate the corresponding Option for such Common Shares.
5.	How Option May Be Exercised.
     This Option is exercisable by a written notice signed by you and delivered to the Company at its executive offices, signifying your election to exercise the Option. The notice must state the number of Common Shares as to which your Option is being exercised and must be accompanied by cash, shares of Common Stock, or any combination thereof, or other payment in such form as the Committee may determine in its discretion, for such amount (i) as is required for withholding taxes plus (ii) where the Company does not concurrently exercise its SAR with respect to such Option exercise, the full purchase price of the shares being acquired at the time of exercise. Any shares of Common Stock delivered to the Company in satisfaction of all or any portion of such withholding taxes or purchase price shall be appropriately endorsed for transfer and assignment to the Company. In all events (including any “cashless exercise” procedure) no share shall be issued upon an Option exercise until full payment therefor has been delivered to and received by the Company.

     The Company shall prepare and file with the Securities and Exchange Commission a Form S-8 registration statement under the Securities Act of 1933 with respect to the Plan and the Common Shares underlying the Option covered by this Agreement. The Company will endeavor to keep such registration statement effective at all times that this Agreement is outstanding, but in the event that such registration statement is not effective at the time of exercise, your written notice of exercise to the Company must contain a statement by you (in form acceptable to the Company) that such shares are being acquired by you for investment only and not with a view to their distribution or resale, and the undersigned agrees to refrain from sales of Common Shares until such time as the Company advises her that such registration statement has become effective. The undersigned agrees that any such sales will be effected by means of a broker’s transaction using the facilities of the stock exchange where the Common Shares are then listed.
     If a person or persons other than you give notice of the exercise of this Option, and provided notice of exercise by such person or persons is permitted under the Plan, then the Company may require the submission to the Company of appropriate proof of the authority of such person or persons to exercise this Option.
     Certificates for the Common Shares purchased or issued hereunder will be issued as soon as practicable. The Company, however, shall not be required to issue or deliver a certificate for any shares until it has complied with all requirements of the Securities Act of 1933, the Securities Exchange Act of 1934, any stock exchange on which the Company’s Common Stock may then be listed and all applicable state laws in connection with the issuance or sale of such shares or the listing of such shares on such stock exchange. Until the date of issuance of the certificate for such shares to you (or any person succeeding to your rights pursuant to the Plan), you (or such other person, as the case may be) shall have no rights as a stockholder with respect to any Common Shares subject to this Option.
6.	Termination of Employment.
          (i) If your employment with the Company or an Affiliate (as such term is defined in the Plan) is terminated without Cause by the Company or for Good Reason by you, the then outstanding and unvested portion of this Option shall become immediately exercisable and fully vested and will be exercisable at any time within three (3) years after the date you ceased such employment (but in no event after the Option has expired).
          (ii) If your employment with the Company or an Affiliate is terminated for Cause by the Company or terminated without Good Reason by you, the unvested portion of the Option shall immediately lapse and expire and you may exercise, within three (3) months from the date of such termination (but in no event after the Option has expired), that portion of the Option which was vested at the date of such termination.
     “Termination without Cause,” “termination for Good Reason,” “termination for Cause” and “termination without Good Reason” shall have the meanings set forth in the Employment Agreement between you and the Company dated June 28, 2007 (“Employment Agreement”).
7.	Period of Related Employment.
     If your employment with the Company or an Affiliate shall cease solely by reason of a period of Related Employment, you may, during such period of Related Employment, exercise the Option as if you continued such employment.
8.	Disability.
     If your employment with the Company or an Affiliate is terminated by reason of your disability (as such term is defined in Paragraph 12 of the Plan), the then outstanding and unvested portion of this Option shall become immediately exercisable and fully vested and you may exercise the Option at any time within three (3) years after the date you ceased such employment (but in no event after the Option has expired).
9.	Retirement.
     If your employment with the Company or an Affiliate is terminated upon early, normal or deferred retirement under a qualified retirement program of the Company or an Affiliate, the unvested portion of the Option shall immediately lapse and expire and you may exercise, within three (3) years from the date of such termination (but in no event after the Option has expired), that portion of the Option which was vested at the date of such termination.

10.	Death.
     If you die while employed by the Company or an Affiliate and this Option has not expired and has not been fully exercised, the then outstanding and unvested portion of this Option shall become immediately exercisable and fully vested and your executors, administrators, heirs or distributees, as the case may be, may exercise the Option at any time within one (1) year after the date of death (but in no event after the Option has expired).
11.	Change in Control.
     This Option, to the extent then outstanding and unvested, shall become immediately exercisable and fully vested upon a Change in Control Event (as such term is defined in the Plan).
12.	Non-Transferability of Option.
     This Option may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by you, except by will or the laws of descent and distribution, and shall be exercisable during your lifetime only by you, except as otherwise set forth herein or in the Plan.
13.	Dilution and Other Adjustments.
     If at any time after the date of the grant of this Option, there is any change in the outstanding Common Stock of the Company by reason of any stock split, stock dividend, split-up, spin-off, recapitalization, merger, consolidation, rights offering, reorganization, combination or exchange of shares, a sale by the Company of all or part of its assets, any distribution to shareholders other than a normal cash dividend, or other extraordinary or unusual event, then the number of Common Shares available for this Option including the related SAR as well as the terms of this Option including the related SAR shall be appropriately adjusted for any such change by the Committee, whose adjustment shall be conclusive and binding.

14.	Trading Black Out Periods.
     By entering into this Agreement the undersigned expressly agrees that: (i) during all periods of employment of the undersigned with the Company or its Affiliates, or while the undersigned is otherwise maintained on the payroll of the Company or its Affiliates, the undersigned shall abide by all trading “black out” periods with respect to purchases or sales of Company stock or exercises of stock options for the Company’s stock established from time to time by the Company (“Trading Black Out Periods”) and (ii) upon any cessation or termination of employment with the Company or its Affiliates for any reason, the undersigned agrees that for a period of six (6) months following the effective date of any termination of employment or, if later, for a period of six (6) months following the date as of which the undersigned is no longer on the payroll of the Company or its Affiliates, the undersigned shall continue to abide by all such Trading Black Out Periods established from time to time by the Company.
15.	Subject to Terms of the Plan.
     This Agreement shall be subject in all respects to the terms and conditions of the Plan and in the event of any question or controversy relating to the terms of the Plan, the decision of the Committee shall be final and conclusive, except as expressly set forth in this Agreement or as expressly set forth in the Employment Agreement.
16.	Tax Status.
     It is the intent of the Company that this Option not be classified as an “incentive stock option” under the provisions of Section 422 of the Internal Revenue Code of 1986, as amended. The income tax implications of your receipt of this Option and your exercise of this Option should be discussed with your tax counsel.

Sincerely yours,

THE TALBOTS, INC.

By:
John Fiske III
Senior Vice President,
Human Resources

Agreed to and accepted:

TRUDY F. SULLIVAN

EXHIBIT B
THE TALBOTS, INC.
2003 EXECUTIVE STOCK BASED INCENTIVE PLAN
RESTRICTED STOCK AGREEMENT
August 7, 2007
The Talbots, Inc.
One Talbots Drive
Hingham, Massachusetts 02043
     The undersigned acknowledges receipt from The Talbots, Inc. (together with its subsidiaries, the “Company” or “Talbots”) of (i) this Restricted Stock Agreement providing the terms and conditions of a grant of restricted stock made on August 7, 2007 under the 2003 Executive Stock Based Incentive Plan, as amended and restated (the “Plan”), and (ii) a copy of the Plan.
     The restricted stock grant (the “Award”) is for 350,000 shares of Common Stock of the Company, $.01 par value (the “Restricted Stock”).
     The amount of $3,500.00 in full payment of the purchase price for each share of Restricted Stock (being $.01 per share) has been paid by the Company on behalf of the undersigned, as additional compensation to the undersigned.
     In consideration of the Company’s accepting this Agreement and delivering the shares of Restricted Stock provided for herein, the undersigned hereby agrees with the Company as follows:
1.	Restricted Period.

(a)	No Transfer of Shares. During the period of time that any shares of Restricted Stock are unvested as set forth in paragraphs 1(b) below (the “Restricted Period”), such unvested shares shall not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution or as provided in this Agreement.
(b)	Vesting Period. Except as otherwise provided below, the Restricted Stock subject to this Award shall vest as follows: (i) twenty-five percent (25%) on March 15, 2008; (ii) twenty-five percent (25%) on March 15, 2009; and (iii) fifty percent (50%) on March 15, 2010.
     2. The Company will have the option to repurchase the Restricted Stock that has not yet vested at a price of $.01 per share, which price may be amended from time to time by the Compensation Committee of the Company (the “Committee”) at its discretion. Such option will be exercisable with respect to such unvested shares of Restricted Stock (i) if the undersigned’s continuous employment for the Company or an Affiliate (as such term is defined below) shall terminate for any reason, except solely by reason of a period of Related Employment (as such term is defined in the Plan), or except as otherwise provided in paragraphs 3(a), 3(b) and 3(c) hereof, prior to the expiration of the Restricted Period with respect to such unvested shares of Restricted Stock, and (ii) if, on or prior to the expiration of the Restricted Period with respect to such unvested shares of Restricted Stock or the earlier lapse of this repurchase option with respect to such unvested shares of Restricted Stock, the undersigned has not paid to the Company an amount equal to any federal, state, local or foreign income or other taxes which the Company determines is required to be withheld in respect of such shares. At your election, the Committee hereby authorizes you to satisfy any such withholding tax obligation in whole or in part by the Company withholding, or your transferring to the Company, shares of Common Stock of the Company in satisfaction of any such obligations, determined using the fair market value of such shares at the time of such vesting. Any such shares of Common Stock delivered to the Company in satisfaction of all or any portion of such withholding taxes shall be appropriately endorsed for transfer and assignment to the Company. In all events, no share shall be issued until full payment therefor has been delivered to and received by the Company.
     Any attempt by the undersigned to dispose of any unvested Restricted Stock in contravention of the foregoing repurchase option of the Company shall be null and void and without effect. If the Company’s repurchase option is not exercised by the Company with respect to any unvested shares of Restricted Stock within 120 days after the later of (i) the date the undersigned is finally removed from the payroll of the Company or its Affiliates or (ii) any later effective date of employment termination (in each case, including any period of challenge or appeal by the undersigned), such repurchase option shall terminate and be of no further force and effect.
     For purposes of this Agreement, “Affiliates” means all direct or indirect subsidiaries of the Company, including without limitation The J. Jill Group, Inc., as well as any other entity which is now or may later be directly or indirectly controlled by the Company.
3.	Death or Disability; Termination without Cause or for Good Reason; Change in Control.
(a)	If the undersigned has been in continuous employment for the Company or an Affiliate since the date on which the Award was granted, and while in such employment, the undersigned dies, or her employment is terminated by reason of disability (as such term is defined in Paragraph 12 of the Plan), and any such event shall occur prior to the end of the Restricted Period with respect to any unvested Restricted Stock, the Committee shall immediately cancel the repurchase option described in paragraph 2 hereof and any and all other restrictions on the unvested Restricted Stock subject to the Award; and such shares shall no longer be subject to the restrictions under paragraph 2 hereof and shall be deemed vested.

(b)	In the event that the undersigned’s employment is terminated without Cause (as defined below) by the Company or by an Affiliate, or in the event that the undersigned terminates her employment with the Company or an Affiliate for Good Reason (as defined below), in each case prior to the end of the Restricted Period, with respect to any unvested Restricted Stock, then (i) the Restricted Period shall be deemed to have expired on such date with respect to such unvested Restricted Stock, (ii) the Company agrees not to exercise any repurchase option described in paragraph 2 with respect to such unvested Restricted Stock and (iii) such shares shall therefore no longer be subject to the restrictions under paragraph 2 hereof and shall be deemed vested.
(c)	If a Change in Control Event (as such term is defined in the Plan) occurs prior to the end of the Restricted Period, with respect to any unvested Restricted Stock, then (i) the Restricted Period shall be deemed to have expired on such date with respect to such unvested Restricted Stock, (ii) the Company agrees not to exercise any repurchase option described in paragraph 2 with respect to such unvested Restricted Stock and (iii) such shares shall therefore no longer be subject to the restrictions under paragraph 2 hereof and shall be deemed vested.

(d)	For purposes of clarity, in the event that (i) the undersigned’s employment is terminated for Cause by the Company or by an Affiliate or (ii) the undersigned terminates her employment with the Company or an Affiliate without Good Reason, in each case prior to the end of the Restricted Period, then with respect to any then unvested Restricted Stock, the Company shall have the repurchase option described in paragraph 2 above.
     “Termination without Cause,” “termination for Good Reason,” “termination for Cause” and “termination without Good Reason” shall have the meanings set forth in the Employment Agreement between you and the Company dated June 28, 2007 (“Employment Agreement”).
4.	Issuance and Repurchase of Restricted Stock.
     Each certificate for Restricted Stock issued pursuant to this Award shall be deposited by the undersigned with the Company, together with a stock power endorsed in blank, or shall be evidenced in such other manner permitted by applicable law as determined by the Committee in its discretion. If the Company chooses to exercise its option to repurchase unvested Restricted Stock as described in paragraph 2 hereof, title to such shares shall be deemed transferred to the Company without further action by the undersigned. Contemporaneously with such transfer of title to such shares, the Company shall pay to the undersigned, or in the event of her death, her personal representative, as the case may be, the $0.01 per share purchase price for such shares of repurchased Restricted Stock.

5.	Certificates.

(a)	The undersigned acknowledges that all certificates evidencing shares of Restricted Stock of the Company issued pursuant to this Award and this Agreement shall bear a restrictive legend as follows:
“THE SHARES EVIDENCED BY THIS CERTIFICATE ARE PARTLY PAID AND ARE SUBJECT TO (i) RESTRICTIONS ON TRANSFER AND (ii) A REPURCHASE OPTION OF THE TALBOTS, INC. UNDER CERTAIN CIRCUMSTANCES, PURSUANT TO THE PROVISIONS OF THE TALBOTS, INC. 2003 EXECUTIVE STOCK BASED INCENTIVE PLAN, AS AMENDED AND RESTATED, AND A RESTRICTED STOCK AGREEMENT DATED AS OF AUGUST 7, 2007 BY AND BETWEEN TRUDY F. SULLIVAN AND THE TALBOTS, INC. THE PLAN AND THE AGREEMENT ARE AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICES OF THE TALBOTS, INC.”
(Place date stamp)
(b)	The undersigned acknowledges that the certificate evidencing the shares of Restricted Stock delivered pursuant to this Agreement may be issued in several denominations. The date appearing immediately below the legend on each stock certificate will be the date on which shares represented by such certificate are scheduled to become free of the restrictions as set forth in paragraph 1(b) above, subject to all of the other terms and conditions of this Agreement.
6.	Restriction.
     The undersigned understands that the Company has filed with the Securities and Exchange Commission a Form S-8 registration statement under the Securities Act of 1933 with respect to the Plan and the shares covered by this Agreement. The undersigned understands that once shares have become free of restrictions, new certificates will be issued by the Company’s transfer agent not containing the legend provided for in paragraph 5 hereof, and that the undersigned will be free to sell the shares of Common Stock evidenced by such certificates not bearing such legend, subject to applicable requirements of federal and state securities laws and the requirements of this Agreement. The undersigned agrees that any such sales will be effected by means of a broker’s transaction using the facilities of the stock exchange where the Common Stock is then listed. The Company will endeavor to keep such registration statement effective to permit such sale, but in the event the Company notifies the undersigned that such registration statement is not then effective, the undersigned agrees to refrain from sales of shares of Common Stock until such time as the Company advises her that such registration statement has become effective.
7.	Rights with Respect to Shares.
     The undersigned shall have, after issuance of a certificate for the number of shares of Restricted Stock awarded and prior to the expiration of any Restricted Period (or the earlier repurchase of unvested shares of Restricted Stock by the Company), the right to vote the same and to receive dividends or other distributions made or paid with respect to such Restricted Stock, subject, however, to the options, restrictions and limitations imposed thereon pursuant to this Agreement and the Plan.
8.	Subject to Terms of the Plan.
     This Agreement shall be subject in all respects to the terms and conditions of the Plan and in the event of any question or controversy relating to the terms of the Plan, the decision of the Committee shall be final and conclusive, except as expressly set forth in this Agreement or as expressly set forth in the Employment Agreement.
9.	Trading Black Out Periods.
     By entering into this Agreement the undersigned expressly agrees that: (i) during all periods of employment of the undersigned with the Company or its Affiliates, or while the undersigned is otherwise maintained on the payroll of the Company or its Affiliates, the undersigned shall abide by all trading “black out” periods with respect to purchases or sales of the Company’s stock or exercises of stock options for the Company’s stock established from time to time by the Company (“Trading Black Out Periods”) and (ii) upon any cessation or termination of employment with the Company or its Affiliates for any reason, the undersigned agrees that for a period of six (6) months following the effective date of any termination of employment or, if later, for a period or six (6) months following the date as of which the undersigned is no longer on the payroll of the Company or its Affiliates, the undersigned shall continue to abide by all such Trading Black Out Periods established from time to time by the Company.

Executive:

TRUDY F. SULLIVAN
Agreed:

THE TALBOTS, INC.

By:
John Fiske III
Senior Vice President,
Human Resources

EXHIBIT C
     For purposes of this Agreement, “Change-in-Control” shall mean (i) the acquisition (including as a result of a merger) by any “person” (as such term is used in Sections 3(a)(9), 13(d) and 14 (d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or persons “acting in concert” (which for purposes of this Agreement shall include two (2) or more persons voting together on a consistent basis pursuant to an agreement or understanding between them to act in concert and/or as a “group” within the meaning of Sections 13(d)(3) and 14(d) (2) of the Exchange Act), other than the Company or any of its subsidiaries, and other than AEON (U.S.A.), Inc. or any of its subsidiaries or “affiliates” (as such term is defined in Rule 12b-2 under the Exchange Act; (collectively, an “Acquiring Person”), of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 25 percent of the combined voting power of the then outstanding securities of the Company entitled to then vote generally in the election of directors of the Company, and no other stockholder is the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of a percentage of such securities higher than that held by the Acquiring Person; or (ii) individuals, who, as of the effective date of this Agreement (the “Effective Date”), constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided that any individual becoming a director subsequent to the Effective Date, whose election or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding as a member of the Incumbent Board, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) and further excluding any individual who is an “affiliate”, “associate” (as such terms are defined in Rule 12b-2 under the Exchange Act) or designee of an Acquiring Person having or proposing to acquire beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 10 percent of the combined voting power of the then outstanding securities of the Company entitled to then vote generally in, the election of directors of the Company.

C-1